Exhibit 99.1

May 16, 2013

Alcoa Revises Schedule for Modernization of Baie-Comeau Smelter

Initial work begins with permanent closure of Soderberg potlines

NEW YORK—(BUSINESS WIRE)—Alcoa (NYSE:AA) announced today it is postponing construction of a new potline at its Baie-Comeau smelter in Québec as part of a revised modernization plan for the smelter, but will begin preparations for the upgrade by investing $100 million in the smelter over the next three years and by permanently closing the plant’s two Soderberg potlines.

The new potline is now expected to be in service in 2019 instead of 2016, subject to board approval. The change is due to current market conditions.

The $100 million investment includes $30 million that will be used to upgrade the plant’s casthouse facilities in support of the growing automotive market. This is in addition to the $75 million already dedicated to rebuild the port facilities to better meet the future needs of a modernized plant.

“The Government of Québec proved to be very open to reviewing the schedule when it became important for Alcoa to adapt to market realities and make the project as cost-effective as possible,” said Martin Brière, President of Alcoa Canada Primary Products. “These efforts will help move our Baie-Comeau plant down the global aluminum cost curve, and continue to provide important economic benefits to the region.”

The closure of the two Soderberg potlines, which are among the highest-cost smelting capacity in the Alcoa system, will be complete in August. The two lines represent 105,000 metric tons of capacity, and are part of the 460,000 metric tons of smelting capacity Alcoa announced was under review on May 1.

The revised project schedule will not impact Alcoa’s commitments to the Government of Québec, and will have a positive effect on the environment. As agreed in November 2011, the company will provide $50 million over 25 years to the Economic Development Fund managed by the Government of Québec, and will continue to contribute to its Alcoa Sustainable Communities Fund with an investment of $10 million over 25 years for the Baie-Comeau community. In addition, the closure will result in an immediate 40% reduction in greenhouse gas emissions for the Baie-Comeau facility.

Capital costs outlined in the announcement are included in the company’s 2013 plan. Total 2013 restructuring-related charges associated with the closure outlined above are expected to be between $135 million and $155 million after-tax, or $0.11 to $0.13 per share, of which approximately 30% would be recorded in the second quarter. Cash costs during 2013 are expected to total approximately $100 million.

About Alcoa

Alcoa is the world’s leading producer of primary and fabricated aluminum, as well as the world’s largest miner of bauxite and refiner of alumina. In addition to inventing the modern-day aluminum industry, Alcoa innovation has been behind major milestones in the aerospace, automotive, packaging, building and construction, commercial transportation, consumer electronics and industrial markets over the past 125 years. Among the solutions Alcoa markets are flat-rolled products, hard alloy extrusions, and forgings, as well as Alcoa® wheels, fastening systems, precision and investment castings, and building systems in addition to its expertise in other light metals such as titanium and nickel-based super alloys. Sustainability is an integral part of Alcoa’s operating practices and the product design and engineering it provides to customers. Alcoa has been a member of the Dow Jones Sustainability Index for 11 consecutive years and approximately 75 percent of all of the aluminum ever produced since 1888 is still in active use today. Alcoa employs approximately 61,000 people in 30 countries across the world. For more information, visit www.alcoa.com and follow @Alcoa on Twitter at twitter.com/Alcoa.

Forward-Looking Statements

This release contains statements that relate to future events and expectations and as such constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include those containing such words as “expects,” “intends,” “plans,” “scheduled,” “should,” “will,” or other words of similar meaning. All statements that reflect Alcoa’s expectations, assumptions or projections about the future other than statements of historical fact are forward-looking statements. Forward-looking statements are subject to a number of known and unknown risks, uncertainties, and other factors and are not guarantees of future performance. Important factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements include: (a) material adverse changes in aluminum industry conditions, including global supply and demand conditions and fluctuations in London Metal Exchange-based prices for primary aluminum, alumina, and other products; (b) deterioration in global economic and financial market conditions generally, or unfavorable changes in the markets served by Alcoa; (c) Alcoa’s inability to achieve the level of revenue growth, cash generation, cost savings, improvement in profitability and margins, fiscal discipline, or strengthening of competitiveness and operations (including moving its refining and smelting businesses down on the industry cost curves and increasing revenues in its Global Rolled Products and Engineered Products and Solutions segments), anticipated from its portfolio streamlining and modernization programs, productivity improvement, cash sustainability, technology and other initiatives; (d) Alcoa’s inability to achieve the level of reduction in greenhouse gas emissions anticipated from its closure of the Baie Comeau Soderberg potlines; (e) the outcome of contingencies, including legal proceedings, government investigations, and environmental remediation; (f) failure to maintain investment grade credit ratings which could limit Alcoa’s ability to obtain future financing, increase its borrowing costs, adversely affect the market price of its existing securities, or otherwise impair its business, financial condition and results of operations; (g) Alcoa’s inability to realize expected benefits, in each case as planned and by targeted completion dates, from expanded, acquired or modernized facilities, such as the Baie Comeau smelter; and (h) the other risk factors summarized in Alcoa’s Form 10-K for the year ended December 31, 2012 and other reports filed with the Securities and Exchange Commission. Alcoa disclaims any obligation to update publicly any forward-looking statements, whether in response to new information, future events or otherwise, except as required by applicable law.